As filed with the Securities and Exchange Commission on May 1, 2019
Registration No. 333-218627

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Griffin Capital Essential Asset REIT, Inc.
(Griffin Capital Essential Asset REIT II, Inc. as successor by merger to Griffin Capital Essential Asset REIT, Inc.)
(Exact name of Registrant as specified in its charter)

Maryland	26-3335705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Griffin Capital Essential Asset REIT II, Inc.
Javier F. Bitar
Chief Financial Officer and Treasurer
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Lori B. Metrock
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, TN 37201
(615) 726-5768

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                       Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company) Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                            ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-3, File No. 333-218627 (the “Registration Statement”), of Griffin Capital Essential Asset REIT, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on June 9, 2017, and that registered up to 10,000,000 shares of the Company’s common stock, par value $0.001 per share, to be sold pursuant to the Company’s distribution reinvestment plan.
Effective April 30, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 14, 2018 by and among the Company, Griffin Capital Essential Asset REIT II, Inc. (“GCEAR II”), Griffin Capital Essential Asset Operating Partnership II, L.P., Globe Merger Sub, LLC (“Merger Sub”), and Griffin Capital Essential Asset Operating Partnership, L.P., the Company merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of GCEAR II, and the separate corporate existence of the Company thereupon ended (the “Merger”). As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Griffin Capital Essential Asset REIT II, Inc., as successor by merger to Griffin Capital Essential Asset REIT, Inc., certifies that it has reasonable grounds to believe that Griffin Capital Essential Asset REIT, Inc. meets all of the requirements for filing on Form S-3 and that Griffin Capital Essential Asset REIT II, Inc. has duly caused this Post-Effective Amendment to the Registration Statement to be signed on Griffin Capital Essential Asset REIT, Inc.’s behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 1, 2019.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.,
as successor by merger to Griffin Capital Essential Asset REIT, Inc.

By: /s/ Howard S. Hirsch
Howard S. Hirsch
Chief Legal Officer and Secretary